RANDGOLD - DIRECTORATE APPOINTMENT AND RESIGNATION ON THE BOARD OF RANDGOLD

RANDGOLD & EXPLORATION COMPANY LIMITED (Incorporated in the Republic of South
Africa) (Registration number 1992/005642/06) Share code: RNG ISIN: ZAE000008819
Nasdaq trading symbol: RANGY ("Randgold" or "the Company") DIRECTORATE
APPOINTMENT AND RESIGNATION ON THE BOARD OF RANDGOLD Mr. Stephen Tainton has
been appointed as an executive director on the board of Randgold, with effect from 20 August 2004. Mr. Tainton's 24 year career in the field of economic geology and mining, will add valuable technical expertise to the Board and
Company. Mr. David Ashworth has resigned as a non-executive director on the board of Randgold, with effect from 20 August 2004. The board of directors thanks Mr. Ashworth for his valued contribution over the years. The board of
Randgold is now as follows: Roger Ainsley Ralph Kebble - Non-Executive Chairman
Roger Brett Kebble - Chief Executive Officer Hendrik Christoffel Buitenda -
Financial Director Motsahoa Brenda Madumisa - Independent Non-Executive Director
Gordon Trevlyn Miller - Executive Director Lunga Raymond Ncwana - Non-Executive
Director Andrew Christoffel Nissen - Independent Non-Executive Director Stephen
Tainton - Executive Director Johannesburg 25 August 2004 Sponsor Sasfin
Corporate Finance A division of Sasfin Bank Limited Date: 25/08/2004 04:00:03 PM
Produced by the JSE SENS Department